EXHIBIT 23.1
                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-47690) of Trenwick Group Ltd., of our report dated February 7, 2001 relating to the consolidated financial statements of Trenwick Group Ltd., which appears in the 2000 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 7, 2001 relating to the financial statement schedules, which appears in this Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

New York, New York
March 29, 2001